Exhibit 99.1

eBay Inc. To Ask eBay Users To Change Passwords

San Jose, CA (May 21, 2014) - eBay Inc. (Nasdaq: EBAY) said beginning later today it will be asking eBay users to change their passwords because of a cyberattack that compromised a database containing encrypted passwords and other non-financial data. After conducting extensive tests on its networks, the company said it has no evidence of the compromise resulting in unauthorized activity for eBay users, and no evidence of any unauthorized access to financial or credit card information, which is stored separately in encrypted formats. However, changing passwords is a best practice and will help enhance security for eBay users.

Information security and customer data protection are of paramount importance to eBay Inc., and eBay regrets any inconvenience or concern that this password reset may cause our customers. We know our customers trust us with their information, and we take seriously our commitment to maintaining a safe, secure and trusted global marketplace. Cyberattackers compromised a small number of employee log-in credentials, allowing unauthorized access to eBay's corporate network, the company said. Working with law enforcement and leading security experts, the company is aggressively investigating the matter and applying the best forensics tools and practices to protect customers.

The database, which was compromised between late February and early March, included eBay customers’ name, encrypted password, email address, physical address, phone number and date of birth. However, the database did not contain financial information or other confidential personal information. The company said that the compromised employee log-in credentials were first detected about two weeks ago. Extensive forensics subsequently identified the compromised eBay database, resulting in the company’s announcement today.

The company said it has seen no indication of increased fraudulent account activity on eBay. The company also said it has no evidence of unauthorized access or compromises to personal or financial information for PayPal users. PayPal data is stored separately on a secure network, and all PayPal financial information is encrypted.

Beginning later today, eBay users will be notified via email, site communications and other marketing channels to change their password. In addition to asking users to change their eBay password, the company said it also is encouraging any eBay user who utilized the same password on other sites to change those passwords, too. The same password should never be used across multiple sites or accounts.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $205 billion* of commerce volume in 2013. We do so through eBay, one of the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

* This adjusted number reflects decision to remove vehicles and real estate GMV from ongoing total GMV and ECV metrics (previously stated ECV for 2013 was $212 billion, incorporating vehicles and real estate GMV).

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com